Exhibit 8.1

Subsidiaries of FRONTEO, Inc.

Payment Card Forensics, Inc.

FRONTEO Healthcare, Inc.

FRONTEO Communications, Inc.

FRONTEO USA, Inc.

FRONTEO Korea, Inc.

FRONTEO Taiwan, Inc.